                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               JOHNSON & JOHNSON
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

[Johnson & Johnson Logo]

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

                                                                  March 13, 2002

     The Annual Meeting of the Shareowners of Johnson & Johnson will be held on Thursday April 25, 2002 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

     1. Elect directors;

     2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2002; and

     3. Transact such other business, including action on a shareowner proposal, as may properly come before the meeting.

     Shareowners are cordially invited to attend the meeting. If you are a shareowner of record and plan to attend, please complete and return the enclosed Request for Admission Card. If you are a shareowner whose shares are not registered in your own name and you plan to attend, please request an Admission Card by writing to the Office of the Secretary, WH 2132, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter.

     If you are unable to attend the meeting, you will be able to access the meeting on the Internet. The Company will rebroadcast the meeting as a webcast through the Johnson & Johnson website at www.jnj.com. The webcast will remain available for replay for one week following the meeting. Visit the Johnson & Johnson website at www.jnj.com and click on the Calendar of Events in the Investor Relations section for details.

                                       By order of the Board of Directors,

                                                 MICHAEL H. ULLMANN
                                                 Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

     (1) Use the toll-free telephone number on your proxy card to vote by phone;

     (2) Visit the web site noted on your proxy card to vote via the Internet;
         or

     (3) Sign, date and return your proxy card in the enclosed envelope to vote by mail.

                              GENERAL INFORMATION

     SHAREOWNERS ENTITLED TO VOTE. Holders of shares of the Common Stock of the Company of record at the close of business on February 26, 2002 are entitled to notice of and to vote at the Annual Meeting of Shareowners and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 3,047,147,480 shares outstanding.

     Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareowners requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     HOW TO VOTE. Shareowners of record (that is, shareowners who hold their shares in their own name) can vote any one of three ways:

          (1) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

          (2) By Telephone: Call the toll-free number on your proxy card to vote by phone. You will need to follow the instructions on your proxy card and the voice prompts.

          (3) By Internet: Go to the web site listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the web site. If you vote through the Internet, you may incur telephone and Internet access charges.

     If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. IF YOU VOTE BY TELEPHONE OR THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD.

     If your shares are held in the name of a bank, broker or other holder of record (that is, "street name"), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareowners owning shares through most banks and brokers.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the shareowners on or about March 13, 2002 concurrently with the mailing of the Company's 2001 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareowners for a fee of approximately $11,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy a shareowner may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

     CHANGING YOUR VOTE. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary of the Company. If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

     ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT. This Proxy Statement and the Company's 2001 Annual Report are available on the Company's Internet site at www.jnj.com. Instead of receiving paper copies of next year's Proxy Statement and Annual Report in the mail, shareowners can elect to receive an e-mail message which will provide a link to these documents on the Internet. By opting to receive your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Johnson & Johnson shareowners who enrolled in the electronic proxy delivery service last year will receive their materials online this year.

     Shareowners of record may enroll in the electronic proxy delivery service for the 2003 Annual Meeting of Shareowners by registering online at www.econsent.com/jnj. If you vote by Internet, simply follow the prompts that will link you to www.econsent.com/jnj. Beneficial or "street name" shareowners should see the information provided in the proxy materials mailed to them by their bank or broker.

     JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS. If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name. If you vote in any of the three ways described above, the Trustee of your savings plan will vote your shares as you have directed. In accordance with the terms of the Johnson & Johnson Savings Plan, if you hold shares in that Plan and do not vote, the Plan Trustee will vote those shares in direct proportion to the shares held in that Plan for which votes have been cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote those shares.

     REDUCE DUPLICATE MAILINGS. The Company is required to provide an Annual Report to all shareowners who receive this Proxy Statement. If you are a shareowner of record and have more than one account in your name or at the same address as other shareowners of record, you may authorize the Company to discontinue mailings of multiple Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue to receive a duplicate Annual Report. If you are voting by telephone or the Internet you can either follow the prompts when you vote or give us instructions to discontinue mailings of future duplicate Annual Reports.

     SHAREOWNER PROPOSALS. To be included in the Board of Directors' proxy statement and proxy card for the 2003 Annual Meeting of Shareowners, a shareowner proposal must be received by the Company on or before November 13, 2002. In addition, under the terms of the Company's By-Laws, a shareowner who intends to present an item of business at the 2003 Annual Meeting of Shareowners (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company on or before November 13, 2002. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

                             ELECTION OF DIRECTORS

     NOMINEES. There are 13 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

     Except for Mr. Robert J. Darretta, who was elected to the Board of Directors in January 2002, all of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as directors of the Company. In accordance with the Board's policy on retirement of directors,

Mrs. Joan G. Cooney and Dr. John S. Mayo are not standing for re-election. In addition, Mr. Ralph S. Larsen, Chairman of the Board and Chief Executive Officer, has announced his intention to retire from the Company and will not stand for re-election to the Board.

     Following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

[Gerard N. Burrow,          GERARD N. BURROW, M.D., President and Chief Executive
M.D. Photo]                 Officer, Sea Research Foundation.
                            Dr. Burrow, 69, was elected to the Board of Directors in
                            1993 and is a member of the Nominating & Corporate
                            Governance Committee and Chairman of the Science and
                            Technology Advisory Committee. He has been serving in his
                            current position since January 1, 2002, following 10 years at Yale University. Dr. Burrow had served as Special Advisor to the President of Yale University for Health Affairs since
                            1997, following service since 1992 as Dean of the Yale
                            University School of Medicine. He previously served as Vice
                            Chancellor for health sciences and Dean of the University of
                            California, San Diego School of Medicine. Dr. Burrow is a
                            member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Association for the
                            Advancement of Science. He is also a Director of SURx, Inc.
                            and Sea Research Foundation and on the Corporation
                            Sub-Committee for Brown University School of Medicine.

----------------------------------------------------------------------------------------

[James G. Cullen            JAMES G. CULLEN, Retired President and Chief Operating
Photo]                      Officer, Bell Atlantic Corporation.
                            Mr. Cullen, 59, was elected to the Board of Directors in
                            1995 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation in
                            2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of
                            Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a
                            Director of Prudential Life Insurance Company, Agilent
                            Technologies, Inc. and Quantum Bridge Communications Inc.

----------------------------------------------------------------------------------------

[Robert J. Darretta,        ROBERT J. DARRETTA, JR., Vice President, Finance; Chief
Jr. Photo]                  Financial Officer and Member, Executive Committee.
                            Mr. Darretta, 55, was elected to the Board of Directors in
                            January 2002. The Board of Directors has named Mr. Darretta as Executive Vice President, effective following the Annual
                            Meeting. Mr. Darretta joined the Company in 1968 and held
                            several accounting and finance positions before becoming
                            Managing Director of Ethicon Italy in 1985. He was named
                            President of IOLAB Corporation in 1988 and in 1995 became
                            Treasurer of the Company. Mr. Darretta was named Vice
                            President, Finance and Chief Financial Officer and appointed to the Executive Committee in 1997.

[M. Judah Folkman,          M. JUDAH FOLKMAN, M.D., Senior Associate in Surgery and
M.D. Photo]                 Director, Surgical Research Laboratory, Children's Hospital
                            and Andrus Professor of Pediatric Surgery and Professor of
                            Cell Biology, Harvard Medical School, Department of Surgery.
                            Dr. Folkman, 69, was elected to the Board of Directors in
                            1998 and is a member of the Science and Technology Advisory
                            Committee and the Public Policy Advisory Committee. Dr.
                            Folkman has been with Children's Hospital since 1967, having served as Surgeon-in-Chief of Children's Hospital from 1967 to 1981, and with Harvard Medical School since 1967. He is a member of the National Academy of Sciences and the American
                            Academy of Arts and Sciences. In recognition of his founding the field of angiogenesis research he has received numerous honorary degrees and awards, among the most recent of which are The Franklin Institute's 2001 Benjamin Franklin Award in
                            Life Science, the 1998 Keio University (Tokyo) Medical
                            Science Prize and the 1997 Charles S. Mott Prize of the
                            General Motors Cancer Research Foundation.

----------------------------------------------------------------------------------------

[Ann Dibble Jordan          ANN DIBBLE JORDAN, Former Director, Social Services
Photo]                      Department, Chicago Lying-In Hospital, University of Chicago
                            Medical Center.
                            Mrs. Jordan, 67, was elected to the Board of Directors in
                            1981 and is a member of the Nominating & Corporate
                            Governance Committee and the Public Policy Advisory
                            Committee. She assumed her previous responsibilities at
                            Chicago Lying-In Hospital in 1970 after having served as a
                            Caseworker and then a Senior Caseworker at the University of
                            Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service
                            Administration. She is a Director of Automatic Data
                            Processing, Catalyst and Citigroup Inc. Mrs. Jordan is also a Director of The Phillips Collection, The National Symphony
                            Orchestra, the Kennedy Center for the Performing Arts, Sloan
                            Kettering Medical Center and The University of Chicago.

----------------------------------------------------------------------------------------

[Arnold G. Langbo           ARNOLD G. LANGBO, Retired Chairman of the Board and Chief
Photo]                      Executive Officer, Kellogg Company.
                            Mr. Langbo, 64, was elected to the Board of Directors in
                            1991 and is a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Langbo retired as Chairman of the Board of Kellogg Company in 2000. He had held that
                            position since 1992 after having been President and Chief
                            Operating Officer of Kellogg since 1990. He also served as
                            Chief Executive Officer from 1992 until 1999. Mr. Langbo
                            joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr.
                            Langbo is a Director of Weyerhaeuser Company, Whirlpool
                            Corporation and The International Youth Foundation.

[JAMES T. LENEHAN           JAMES T. LENEHAN, Vice Chairman, Board of Directors; Member,
PHOTO]                      Executive Committee and Worldwide Chairman, Medical Devices
                            & Diagnostics Group.
                            Mr. Lenehan, 53, was elected to the Board of Directors and named Vice Chairman of the Board in 2001. The Board of
                            Directors has named Mr. Lenehan as President of the Company also, effective following the Annual Meeting. Mr. Lenehan
                            joined the Company in 1976 and held several marketing
                            management positions before becoming President of McNeil
                            Consumer Products Company in 1990. He became a Company Group
                            Chairman in 1993 and was appointed to the Executive
                            Committee in 1994. Mr. Lenehan was named Worldwide Chairman,
                            Consumer Pharmaceuticals & Professional Group in 1994 and
                            Worldwide Chairman, Medical Devices & Diagnostics Group in
                            1999. He is a member of the Board of Trustees of the
                            Healthcare Leadership Council.

----------------------------------------------------------------------------------------
[Leo F. Mullin Photo]       LEO F. MULLIN, Chairman and Chief Executive Officer, Delta
                            Air Lines, Inc.
                            Mr. Mullin, 59, was elected to the Board of Directors in
                            1999 and is a member of the Audit Committee and the
                            Nominating & Corporate Governance Committee. Mr. Mullin has
                            been President and Chief Executive Officer of Delta since
                            1997 and was named Chairman in 1999. Mr. Mullin was Vice
                            Chairman of Unicom Corporation and its principal subsidiary,
                            Commonwealth Edison Company, from 1995 to 1997. He was an
                            executive of First Chicago Corporation from 1981 to 1995,
                            serving as that company's President and Chief Operating
                            Officer from 1993 to 1995, and as Chairman and Chief
                            Executive Officer of American National Bank, a subsidiary of
                            First Chicago Corporation, from 1991 to 1993. Mr. Mullin is also a Director of BellSouth Corporation. He is a member of the board of the Air Transport Association of America and a former Chairman of the International Air Transport
                            Association. He is also a member of The Business Council and
                            The Business Roundtable.

----------------------------------------------------------------------------------------
[Henry B. Schacht           HENRY B. SCHACHT, Chairman of the Board, Lucent Technologies
Photo]                      Inc.; Managing Director and Senior Advisor, E.M. Warburg,
                            Pincus & Co. (currently on non-paid leave of absence).
                            Mr. Schacht, 67, was elected to the Board of Directors in
                            1997 and is a member of the Audit Committee and the Chairman of the Nominating & Corporate Governance Committee. Mr.
                            Schacht returned to Lucent Technologies in October 2000 as
                            Chairman of the Board and, until January 2002, Chief
                            Executive Officer. Previously, he had been Lucent's Chairman of the Board from April 1996 until February 1998 and Chief
                            Executive Officer from February 1996 to October 1997.
                            Earlier in 2000, Mr. Schacht had served as Chairman of the
                            Lucent spin-off, Avaya Inc., until his return to Lucent. Mr.
                            Schacht was Chairman (1977-1995) and Chief Executive Officer
                            (1973-1994) of Cummins Engine Company, Inc. He is also a
                            Director of Aluminum Company of America, The New York Times
                            Company, Avaya Inc., Agere Systems, Inc. and Knoll, Inc., as
                            well as a member of The Business Council. Mr. Schacht is a former Chairman of the Board of Trustees of The Ford
                            Foundation and a Trustee of the Metropolitan Museum of Art.

[Maxine F. Singer,          MAXINE F. SINGER, PH.D., President of the Carnegie
Ph.D. Photo]                Institution of Washington.
                            Dr. Singer, 71, was elected to the Board of Directors in
                            1991 and is a member of the Science and Technology Advisory
                            Committee and the Benefits Committee. Dr. Singer became
                            President of the Carnegie Institution of Washington in 1988
                            after serving for over thirty years at the National
                            Institutes of Health where she advanced to be Chief of the
                            Laboratory of Biochemistry at NIH's National Cancer
                            Institute. Dr. Singer is a member of the National Academy of
                            Sciences, the American Philosophical Society, the Pontifical
                            Academy of Sciences and the Governing Board of the Weizmann
                            Institute of Science. She is also a Director of Perlegen
                            Sciences Inc.

----------------------------------------------------------------------------------------

[JOHN W. SNOW PHOTO]        JOHN W. SNOW, Chairman, President and Chief Executive
                            Officer, CSX Corporation.
                            Mr. Snow, 62, was elected to the Board of Directors in 1998 and is a member of the Compensation Committee and the
                            Benefits Committee. Mr. Snow was named President and Chief
                            Executive Officer of CSX Corporation in 1989 and added the title of Chairman in 1991. Mr. Snow is also a Director of
                            Circuit City Stores, Inc., Verizon Communications Inc. and
                            U.S. Steel Corporation. He is a member of The Business
                            Council and The Business Roundtable and is serving a
                            three-year term as Chairman of the Air Traffic Services
                            Subcommittee of the FAA Management Advisory Council. Mr.
                            Snow is also a member of the Board of Trustees of Johns
                            Hopkins University.

----------------------------------------------------------------------------------------

[WILLIAM C. WELDON          WILLIAM C. WELDON, Vice Chairman, Board of Directors and
PHOTO]                      Member, Executive Committee.
                            Mr. Weldon, 53, was elected to the Board of Directors and
                            named Vice Chairman of the Board in 2001. The Board of
                            Directors has named Mr. Weldon as Chairman, Board of
                            Directors and Chief Executive Officer, effective following the Annual Meeting. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international
                            management positions before becoming President of Ethicon
                            Endo-Surgery in 1992 and Company Group Chairman of Ethicon
                            Endo-Surgery in 1995. He was appointed to the Executive
                            Committee and named Worldwide Chairman, Pharmaceuticals
                            Group in 1998. As Vice Chairman, Mr. Weldon is responsible for the Pharmaceuticals Group and the Consumer
                            Pharmaceuticals & Nutritional Products Group.

[ROBERT N. WILSON           ROBERT N. WILSON, Senior Vice Chairman, Board of Directors
PHOTO]                      and Vice Chairman, Executive Committee.
                            Mr. Wilson, 61, was elected to the Board of Directors in
                            1986. He joined the Company in 1964, served in several sales and marketing management positions and was appointed Company
                            Group Chairman in 1981 and appointed to the Executive
                            Committee in 1983. He was appointed Chairman of a Sector
                            Operating Committee in 1985 and was appointed Vice Chairman of the Board of Directors in 1989. He assumed expanded
                            responsibilities as Vice Chairman of the Executive Committee in 1994 and was named Senior Vice Chairman of the Board of
                            Directors in 2001. Mr. Wilson is also a Director of U.S.
                            Trust Corporation (a wholly-owned subsidiary of The Charles
                            Schwab Corporation) and Amerada Hess Corporation.

STOCK OWNERSHIP/CONTROL

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock owned by each director and each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company's outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Larsen and Wilson "control" an additional 13,798,233 shares of the Company's stock in which they have no economic interest. In addition to such shares, the directors and executive officers as a group own/control a total of 3,718,679 shares, the aggregate of 17,516,912 shares representing less than 1% of the shares outstanding. All stock ownership is as of January 31, 2002 (except for shares held in the Company's Dividend Reinvestment Plan or Savings Plan, and Common Stock equivalent units credited under the Deferred Fee Plan for Nonemployee Directors or the Executive Income Deferral Plan, which are listed as of December 31, 2001) and also reflects the two-for-one stock split of the Company effective May 22, 2001.

                                                                          SHARES UNDER
                                                      NUMBER OF COMMON    EXERCISABLE
NAME                                                    SHARES(1)(2)       OPTIONS(3)
----                                                  ----------------    ------------
Gerard N. Burrow....................................        14,605            14,600
Joan Ganz Cooney....................................        24,549            14,600
James G. Cullen.....................................        54,499            14,600
Robert J. Darretta..................................       189,393           253,000
M. Judah Folkman....................................         8,174             9,600
Ann Dibble Jordan...................................        19,616            14,600
Arnold G. Langbo....................................        32,961            14,600
Ralph S. Larsen.....................................     1,365,104         2,086,800
James T. Lenehan....................................       135,005           689,200
John S. Mayo........................................        97,364            14,600
Leo F. Mullin.......................................        10,401             7,600
Henry B. Schacht....................................        10,441            12,400
Maxine F. Singer....................................        37,062            12,400
John W. Snow........................................         7,931            10,600
William C. Weldon...................................        98,054           335,040
Robert N. Wilson....................................     1,156,365         1,280,000
All directors and executive officers as a
group(24)...........................................     3,718,679         6,478,240

------------------
(1) Includes an aggregate of 235,293 Common Stock equivalent units credited to nonemployee directors under the Deferred Fee Plan for Nonemployee Directors and an aggregate of 59,103

    Common Stock equivalent units credited to the named executive officers (73,202 units to all executive officers as a group) under the Executive Income Deferral Plan for an aggregate of 308,495 units to all directors and executive officers as a group. In addition, 532,246 of the shares listed as owned by Mr. Larsen and 101,030 of the shares listed as owned by Mr. Wilson, represent the net gain of shares of Common Stock resulting from the exercise of stock options, of which the actual distribution of these shares to these executive officers has been deferred under the terms of the Company's Stock Option Gain Deferral Plan.
(2) The shares described as "owned" are shares of the Company's Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement. The directors and executive officers disclaim beneficial ownership of an aggregate of 389,169 of these shares, including, 228,576 shares listed as owned by Mr. Larsen, 20,000 shares listed as owned by Mr. Cullen, 775 shares listed as owned by Mr. Lenehan, 72 shares listed as owned by Dr. Singer, 200 shares listed as owned by Mr. Snow and 100,800 shares listed as owned by Mr. Wilson.
(3) Includes shares under options exercisable on January 31, 2002 and options which become exercisable within 60 days thereafter.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each director who is not an employee of the Company receives an award valued at approximately $10,000 in the form of the Company's Common Stock upon first becoming a member of the Board of Directors and receives an annual fee of $65,000 for his or her services as director. Of such annual fee, $20,000 is required to be deferred in Common Stock equivalent units under the Deferred Fee Plan for Nonemployee Directors until termination of his or her directorship. Directors also receive non-retainer equity compensation each year in the form of a stock option grant. The number of options granted is determined annually and is currently 4,750 shares per person. In addition, directors receive $5,000 for service on a committee of the Board of Directors, or $8,000 if chairperson of the committee. Nonemployee directors receive a meeting fee of $1,500 per day for committee meetings held on days other than Board of Directors meeting days. In fiscal year 2001, a total of $16,500 was paid to four directors for attending additional committee meetings. A director may elect to defer payment of all or a part of the fees until, or beyond, termination of his or her directorship. Deferred fees (other than the required deferral referred to above) may earn additional amounts based on a hypothetical investment in the Company's Common Stock or, in the case of directors who have served on the Board since prior to January 1, 1996, on the increase in value of units under the Certificate of Extra Compensation Program, up to the time of termination of his/her directorship. Deferred fees beyond termination of directorship can only earn additional amounts based on a hypothetical investment in the Company's Common Stock. All Common Stock equivalent units held in each nonemployee director's Deferred Fee Account receive dividend equivalents.

     During the last fiscal year the Board of Directors met eight times. Each director attended at least 75% of the total regularly scheduled meetings of the Board of Directors and the committees on which they served.

     The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

     The members of the Audit Committee are Mr. Langbo, Mr. Mullin, Mr. Schacht and Mr. Cullen (Chairman). The Audit Committee is comprised entirely of nonemployee, independent members of the Board of Directors and operates under a written charter adopted by the Board of Directors, which is required to be provided to shareowners every three years, unless amended earlier. The Audit Committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management's policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met four times during the last fiscal year.

     The members of the Compensation Committee are Mrs. Cooney, Mr. Cullen, Mr. Snow and Mr. Langbo (Chairman). The primary function of the Compensation Committee is to review the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee composed of Messrs. Larsen (Chairman), Wilson (Senior Vice Chairman), Darretta (Vice President, Finance) and Deyo (Vice President, Administration) which determines management and executive compensation (except for executive officers of the Company) and establishes fringe benefit and other compensation policies. The compensation and benefits of the executive officers of the Company (which includes the members of the Management Compensation Committee) is determined by the Compensation Committee. The Compensation Committee is also responsible for the administration of the Company's stock option plans and is the approving authority for management recommendations with respect to option grants. During the last fiscal year there were four meetings of the Compensation Committee.

     The members of the Nominating & Corporate Governance Committee are Dr. Burrow, Mrs. Jordan, Mr. Mullin and Mr. Schacht (Chairman). The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors and the Chief Executive Officer of the Company. It is also within the charter of the Nominating & Corporate Governance Committee to review the Company's management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareowners, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Nominating & Corporate Governance Committee met four times during the last fiscal year.

     A discussion of the role of the Board of Directors in the Company's strategic planning process can be found on the Company's website at www.jnj.com under "Company Information -- Corporate Governance" in the Investor Relations section.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 2001 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that: one report was filed late by Mr. Russell C. Deyo, Member of the Executive Committee, to reflect a stock-for-stock exercise and hold of an employee stock option; one report was filed late by Mr. Leo F. Mullin, a member of the Board, to reflect two purchases of common stock in March 2001 by a broker for a family limited partnership in which Mr. Mullin is a partner; one report was filed late by Ms. Christine A. Poon, Member of the Executive Committee, to reflect her pro-rata share of a sale of common stock held by a family limited partnership; the original Form 3 filed by Ms. Colleen A. Goggins, Member of the Executive Committee, did not include 192 shares of common stock held in a broker's account, which have subsequently been reported; and the original Form 3 filed by Mr. Brian D. Perkins, Member of the Executive Committee, did not include 480 shares of common stock, which have subsequently been reported.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

     The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee and the independent auditors have discussed the auditors' independence from the Company and its management, including the matters in those written disclosures. Additionally, the Committee considered the management consulting services, the financial and other information systems design and implementation services and other non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 21 of this Proxy Statement). The Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditors are compatible with maintaining auditor independence.

     In addition, the Committee discussed with management, and took into consideration when issuing this Report, the policy adopted by the Company in January 2002, which prohibits the Company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors on a going-forward basis. (This policy is discussed in further detail on page 21 of this Proxy Statement.)

     The Committee has discussed with the Company's internal and independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions with management and the independent auditors referred to above, the Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

     In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 11, 2002, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareowner ratification, the selection of the Company's independent auditors.

                                          Mr. James G. Cullen, Chairman
                                          Mr. Arnold G. Langbo
                                          Mr. Leo F. Mullin
                                          Mr. Henry B. Schacht

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                      COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee is composed entirely of non-employee, independent members of the Board of Directors. It is the Compensation Committee's responsibility to review and approve all compensation actions for the Chief Executive Officer and other executive officers of the Company.

              JOHNSON & JOHNSON COMPENSATION POLICY AND OBJECTIVES

     Johnson & Johnson's executive compensation programs are designed to enable the Company to attract, retain and motivate the high caliber of executives required for the success of the business. Overall, the intent of Johnson & Johnson's Executive Compensation Program is to provide compensation opportunities which are comparable to the opportunities provided by a select group of high performing companies similar to Johnson & Johnson, as described below. This objective is achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

     The primary responsibility of the Company's Chief Executive Officer and executive officers is to ensure the long-term health and growth of the Company. This responsibility is summarized in the Johnson & Johnson Credo, which defines the obligations of Johnson & Johnson employees to strengthen the ethical, human and business foundations of the Company. The Credo describes the responsibilities of the Company to its customers and others with whom it does business, to its employees, to the communities in which the Company has a presence as well as to the world community, and to its shareowners. The Credo merges these business and ethical responsibilities by stating: "When we operate according to these principles, the stockholders should realize a fair return."

     The compensation of Johnson & Johnson's Chief Executive Officer is determined by the Compensation Committee of the Board of Directors based on its assessment of the Company's financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors which are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Cash Flow, New Product Flow and growth in Shareowner Value. In evaluating performance against these factors, Johnson & Johnson's results are compared to results of a premium group of high performing companies in the consumer, pharmaceutical, medical device and diagnostics health care fields with comparable sales volumes and above average EPS growth rates and financial strength. There are currently fifty-three companies in this comparison group, which is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge.

     Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years. Shareowner Value is measured as the increase in stock price plus dividend return over a five year period.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to ensure superior return to Johnson & Johnson's shareowners over the long-term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

     A discussion of 2001 performance reviewed by the Compensation Committee can be found under "Decisions on 2001 Compensation".

                   JOHNSON & JOHNSON'S COMPENSATION PROGRAMS

BASE SALARY

     The Base Salary for all employees exempt from the Fair Labor Standards Act, which includes executives, is managed through the Johnson & Johnson Salary Administration Program. Under this Program, increases in Base Salary are governed by guidelines covering three factors: Merit (an individual's performance); Market Parity (to adjust salaries of high performing individuals based on the competitive market); and Promotions (to reflect increases in responsibility). In assessing Market Parity, the Company targets to pay base salaries that are, overall, equal on average to the select group of premium companies referred to above.

     These guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Merit increases are based on individual performance and can range from 0% to over 200% of the merit guideline.

     The domestic salary guideline for all exempt employees for 2001 and 2002 was 4.5% for merit increases. Guidelines for market parity and promotion adjustments are as approved in each operating company's budget. Those guidelines are determined based on each unit's overall competitive position with respect to salaries paid versus the marketplace.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

     To reward performance, Johnson & Johnson provides its executive officers with additional current compensation in the form of executive cash bonus and stock awards which is competitive with annual incentives provided by other companies in the premium community. No fixed weighting or formula is applied by the Compensation Committee to corporate performance versus individual performance in determining incentive cash bonus and stock awards for the Chief Executive Officer and executive officers. The amounts of Awards to executive officers are determined by the Committee acting in its discretion subject to the maximum amounts specified in the Company's Executive Incentive Plan. Such determination, except in the case of the Award for the Chairman, is made after considering the recommendations of the Chairman and such other matters as the Committee deems relevant. The Committee, acting in its discretion, may determine to pay a lesser Award than the maximum specified. For the Chief Executive Officer and other executive officers the amount of the total incentive is divided between cash and stock at the discretion of the Committee.

STOCK OPTIONS

     The Stock Option Plan is a long-term plan designed to link executive rewards with shareowner value over time. Johnson & Johnson's award practice uses a percentage of each year's base salary, expressed as a range of opportunity, to arrive at the range of option shares available to be granted. Individual grants are made annually and vary within that range based on performance. This "annual multiple" approach results in grants which vary from year to year based on assessed performance, stock price and base salary.

     No stock option awards are made in the absence of satisfactory performance. Performance is evaluated by the Compensation Committee based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock option awards. Specifically, for the Chief Executive Officer and other named executive officers, the Committee does not apply a mathematical formula that relates financial and/or non-financial performance to the number of options awarded.

     In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting in awards made prior to December 1997 generally occurred over a period from two to six years. Vesting in awards granted in or after December 1997 generally occurs three years from grant.

CERTIFICATES OF EXTRA COMPENSATION

     Certificates of Extra Compensation (CECs) provide deferred compensation that is paid at the end of an executive's career. CECs are performance units which measure the Company's value based on a formula composed of one-half of the Company's net asset value and one-half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.

     The CEC program uniquely reflects Johnson & Johnson's commitment to the long-term. No awards are paid out to executives during employment. Although the units vest over a five year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to shareowners on a share of Johnson & Johnson Common Stock, and are paid quarterly.

     Awards of CECs to the Chief Executive Officer and executive officers are targeted to provide an above average long-term compensation opportunity as compared to the premium community. Award amounts are based on the Compensation Committee's evaluation of individual performance, based on the executive's individual contribution to the long-term health and growth of the Company and the Company's performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC awards.

DECISIONS ON 2001 COMPENSATION

     Johnson & Johnson's performance for the most recent five year period ranked in the upper half of the premium community companies in all financial factors considered: Sales Growth, Shareowner Value, EPS Growth Rate and increase in Cash Flow. The Company met its goal for New Product Flow.

     With respect to non-financial performance, management continued to excel in the area of managing Credo responsibility. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community.

     None of the Named Officers were granted stock options or CECs in fiscal year 2001. During 2001, the Compensation Committee changed the timing of granting annual stock option awards and CECs to all executives, including the Named Officers. For fiscal year 2000, and prior years, annual stock option awards and CECs were granted to executive officers in December of each year. Starting with fiscal year 2001, stock option awards and CECs are granted in February of the following year. The stock option awards and CECs shown in the Summary Compensation Table reflect awards made in February 2002 for 2001 performance.

     Mr. Larsen's compensation awards were made based upon the Compensation Committee's assessment of the Company's financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above.

     The above performance results were evaluated based on the overall judgment of the Compensation Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Compensation Committee's judgment, compensation awards for 2001, in total, were consistent with established targets.

     Mr. Larsen was awarded an annual salary increase in January 2001 of 6%. The 2001 annual incentive (comprised of cash bonus and stock award) paid to Mr. Larsen was slightly above the target amount. No stock options or CECs were granted to Mr. Larsen for 2001 performance due to his projected July 2002 retirement.

TAX DEDUCTIBILITY CONSIDERATIONS

     The Compensation Committee has reviewed the Company's compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the "Act") and the final regulations interpreting the Act which have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the Johnson & Johnson Stock Option Plans, as previously approved by shareowners, meet the requirements for deductibility under the Act. In order to permit the future deductibility of cash bonus and stock incentive awards for certain executive officers of the Company, the Committee and the Board of Directors have adopted an Executive Incentive Plan that was approved by shareowners. As a result, all bonus and stock awards qualify as performance based and are not subject to the tax deductibility limitation of Section 162(m). In addition, the Committee has approved the Executive Income Deferral Plan that allows an individual to elect to defer a portion of Base Salary, CEC Dividend Equivalents and Cash and Stock Bonus Awards. Participation in the Plan is limited to Executive Committee members and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the Plan. As a result of the implementation of the Johnson & Johnson Executive Incentive Plan and elections made under the Executive Income Deferral Plan, the Company maximizes the tax deduction available under Section 162(m). However, in some cases, the Compensation Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the organization.

                                               Arnold G. Langbo, Chairman
                                               Joan G. Cooney
                                               James G. Cullen
                                               John W. Snow

                      SHAREOWNER RETURN PERFORMANCE GRAPH

     Following is a line graph comparing the cumulative total shareowner return on the Company's Common Stock for a period of five years ending December 31, 2001 against the cumulative total return of the Standard & Poor's 500 Stock Index, the Standard & Poor's Diversified Health Care Index, the Standard & Poor's Pharmaceutical Index and the Standard & Poor's Health Care Equipment Index. The graph and table assume that $100 was invested on December 31, 1996 in the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Standard & Poor's Diversified Health Care Index, the Standard & Poor's Pharmaceutical Index and the Standard & Poor's Health Care Equipment Index and that all dividends were reinvested.

     In prior years, Johnson & Johnson was included in the Standard & Poor's Diversified Health Care Index, and the Company's 2001 proxy statement included a comparison of the cumulative total shareowner return on the Company's Common Stock against the return of the Standard & Poor's Diversified Health Care Index. Standard & Poor's discontinued its Diversified Health Care Index as of December 31, 2001, and has placed the Company in the Standard & Poor's Pharmaceutical Index. In addition to the Standard & Poor's Pharmaceutical Index, the Company has included the Standard & Poor's Health Care Equipment Index in this performance graph due to the significance of the Company's Medical Devices and Diagnostics business. In future proxy statements the Company intends to include the Standard & Poor's Pharmaceutical Index and Health Care Equipment Index in this performance graph, and will no longer include the discontinued Diversified Health Care Index.

            FIVE-YEAR CUMULATIVE TOTAL SHAREOWNER RETURN (1996-2001)

[LINE GRAPH]

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 Johnson & Johnson     $100.00   $134.32   $173.30   $194.87   $222.68   $253.93
 S&P 500 Index         $100.00   $133.35   $171.46   $207.54   $188.65   $166.24
 S&P Pharmaceutical    $100.00   $151.02   $222.25   $193.18   $259.80   $218.89
 S&P Health Care
  Equipment            $100.00   $121.90   $171.37   $156.98   $229.24   $216.45
 S&P Diversified
  Health Care          $100.00   $146.08   $212.81   $203.35   $278.99   $274.57

                             EXECUTIVE COMPENSATION

     The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers") in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION(1)           LONG TERM
                               ------------------------------------   COMPENSATION
         NAME                                              OTHER         AWARDS
         AND                                               ANNUAL     ------------   ALL OTHER
      PRINCIPAL                                           COMPEN-       OPTIONS       COMPEN-
       POSITION         YEAR   SALARY($)     BONUS($)    SATION($)        (#)        SATION($)
      ---------         ----   ----------   ----------   ----------   ------------   ---------
                                                   (2)          (3)       (4)(5)       (6)
R. S. Larsen            2001   $1,525,000   $1,610,868   $2,143,569           --      $68,625
Chairman/CEO            2000    1,435,000    1,550,287    1,653,620    1,500,000       64,575
                        1999    1,365,000    1,409,629    1,437,529      500,000       61,425
R. N. Wilson            2001   $1,050,000   $1,113,508   $1,952,601      100,000      $47,250
Senior Vice Chairman    2000      980,000    1,049,689    1,420,374      500,000       44,100
                        1999      930,000      923,077    1,168,656      230,000       41,850
W. C. Weldon            2001   $  863,462   $  871,761   $  415,144      600,000      $38,856
Vice Chairman           2000      712,500      675,385      298,171      240,000       32,063
                        1999      575,000      476,806      206,169      160,000       25,875
J. T. Lenehan           2001   $  842,308   $  864,965   $  644,161      400,000      $37,904
Vice Chairman           2000      730,000      625,385      440,471      240,000       32,850
                        1999      660,000      505,641      299,930      160,000       29,700
R. J. Darretta          2001   $  750,000   $  604,679   $  452,689      150,000      $33,750
Vice President,         2000      650,000      575,479      343,227      200,000       29,250
Finance                 1999      512,500      407,414      277,512      150,000       23,063

------------------

(1) Includes amounts paid and deferred.

(2) Bonus amounts are comprised of cash and the fair market value of stock awards on the date award is issued.

(3) Amounts include dividend equivalents paid under the Certificate of Extra Compensation (CEC) Program (long-term incentive plan).

(4) Adjusted to reflect Company's two-for-one stock split in May 2001.

(5) Stock option awards listed for 2001 were granted on February 11, 2002 as compensation for fiscal year 2001. The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. All of the options become exercisable on the third anniversary of date of grant, which is the same vesting schedule for all executives granted options on such date.

(6) Amount shown is the Company's matching contribution to the 401(k) Savings Plan and related supplemental plan.

STOCK OPTIONS

     None of the Named Officers were granted stock options during the Company's last fiscal year. In 2001, the Compensation Committee changed the timing of granting annual stock option grants to all eligible employees, including executive officers of the Company. For fiscal year 2000, and prior years, annual stock option awards were granted to executive officers in December of each such year. Starting with fiscal year 2001, stock option awards are granted in February of the following year. As a result, no stock options were granted to the Named Officers in fiscal year 2001. The following table contains information with respect to the grant of stock options under the Company's 2000 Stock Option Plan to the Named Officers in February 2002, as compensation for performance in 2001.

                 OPTION GRANTS WITH RESPECT TO LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                   --------------------------------------------------
                                     NUMBER OF     % OF TOTAL
                                    SECURITIES      OPTIONS
                                    UNDERLYING     GRANTED TO   EXERCISE                GRANT DATE
                                      OPTIONS      EMPLOYEES     PRICE     EXPIRATION     PRESENT
NAME                               GRANTED(#)(1)    IN 2001      ($/SH)       DATE      VALUE($)(2)
----                               -------------   ----------   --------   ----------   -----------
Ralph S. Larsen..................          --           --           --          --             --
Robert N. Wilson.................     100,000          0.2%      $57.30     2/10/12     $1,549,800
William C. Weldon................     600,000          1.2%      $57.30     2/10/12     $9,298,800
James T. Lenehan.................     400,000          0.8%      $57.30     2/10/12     $6,199,200
Robert J. Darretta...............     150,000          0.3%      $57.30     2/10/12     $2,324,700

------------------
(1) The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on February 11, 2002, the date of grant. All of the options become exercisable on the third anniversary of the date of grant, which is the same vesting schedule for all executives granted options on such date.

(2) The grant date present values per option share were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price. The options expiring on February 10, 2012 had a grant date present value of $15.498 per option share. The Black-Scholes model was used with the following assumptions: volatility of 26% based on a historical weekly average over five years; dividend yield of 1.33%; risk free interest of 4.4% based on a U.S. Treasury rate of five years; and a five year option life.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT YEAR END         IN-THE-MONEY OPTIONS AT
                                 SHARES                              2001(#)(1)                YEAR END 2001($)(2)
                              ACQUIRED ON        VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE(#)(1)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              --------------   ------------   -----------   -------------   -----------   -------------
Ralph S. Larsen............     112,000        $4,223,280     2,086,800      2,000,000     $71,507,600    $18,645,000
Robert N. Wilson...........      88,000        $3,765,452     1,305,200        730,000     $47,307,796    $ 6,834,400
William C. Weldon..........       8,000        $  288,928       335,040        404,760     $10,995,990    $ 3,926,774
James T. Lenehan...........      60,000        $2,652,000       689,200        484,400     $25,120,456    $ 6,092,984
Robert J. Darretta.........      13,600        $  629,680       253,000        380,000     $ 8,630,960    $ 4,223,200

------------------
(1) Adjusted to reflect Company's two-for-one stock split in May 2001.

(2) Based on the New York Stock Exchange Composite closing price as published in the Wall Street Journal for the last business day of the fiscal year ($59.86).

CERTIFICATE OF EXTRA COMPENSATION PROGRAM

     The following table provides information concerning awards made in February 2002 as compensation for performance during the last fiscal year to the Named Officers under the Company's Certificate of Extra Compensation (CEC) Program.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                                                                ESTIMATED
                                                  NUMBER       PERIOD UNTIL       FUTURE
NAME                                            OF UNITS(#)     PAYOUT(2)      PAYOUT($)(3)
----                                            -----------    ------------    ------------
Ralph S. Larsen...............................         --                       $       --
Robert N. Wilson..............................         --                               --
William C. Weldon.............................    380,000                        4,818,400
James T. Lenehan..............................    124,000                        1,572,320
Robert J. Darretta............................     20,000                          253,600

---------------
(1) In 2001, the Company changed the timing of granting annual long-term incentive compensation to all eligible employees, including executive officers of the Company. For fiscal year 2000, and prior years, CEC units were awarded in December of each such year. Starting with fiscal year 2001, CEC units were awarded in February of the following year. As a result, no CEC units were awarded to the Named Officers in fiscal year 2001. However, this table shows the CEC units awarded to the Named Officers in February 2002, as compensation for performance in 2001.

(2) Awards are paid out upon retirement or other termination of employment.

(3) The value used is the value as of the end of the last fiscal year and was $12.68 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

     Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units which vest over a five year period, though no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company's Common Stock. The CEC units are valued in accordance with a formula based on the Company's net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of the CEC units is subject to increase or decrease based on the performance of the Company. The value as of the end of the last fiscal year was $12.68 per CEC unit. The cumulative number of CEC units earned as of the end of the last fiscal year by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $12.68 per unit value, are: Mr.
R. S. Larsen 2,626,400 CEC units ($33,302,752); Mr. R. N. Wilson 2,276,000 CEC units ($28,859,680); Mr. W. C. Weldon 361,200 CEC units ($4,580,016); Mr. J. T.
Lenehan 643,200 CEC units ($8,155,776) and Mr. R. J. Darretta 450,000 CEC units ($5,706,000).

RETIREMENT PLAN

     The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated, under the Company's Retirement Plan. The Retirement Plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis.

                               PENSION PLAN TABLE

 FIVE YEAR
  AVERAGE                        ANNUAL BENEFITS FOR YEARS OF SERVICE
  COVERED      -------------------------------------------------------------------------
COMPENSATION   15 YEARS    20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
------------   --------    --------     --------     --------     --------     --------
 $  900,000    $221,100   $  294,800   $  368,500   $  442,200   $  515,900   $  589,600
  1,150,000     283,600      378,100      472,700      567,200      661,700      756,300
  1,400,000     346,100      461,500      576,900      692,200      807,600      923,000
  1,650,000     408,600      544,800      681,100      817,300      953,500    1,089,700
  1,900,000     471,100      628,200      785,200      942,300    1,099,300    1,256,400
  2,150,000     533,700      711,500      889,400    1,067,300    1,245,200    1,423,100
  2,400,000     596,200      794,900      993,600    1,192,300    1,391,100    1,589,800
  2,650,000     658,700      878,200    1,097,800    1,317,400    1,536,900    1,756,500
  2,900,000     721,200      961,600    1,202,000    1,442,400    1,682,800    1,923,200
  3,150,000     783,700    1,044,900    1,306,200    1,567,400    1,828,600    2,089,900
  3,400,000     846,200    1,128,300    1,410,400    1,692,400    1,974,500    2,256,600
  3,650,000     908,700    1,211,600    1,514,600    1,817,500    2,120,400    2,423,300

     Covered compensation includes regular annual earnings, dividend equivalents paid on non-vested CEC units, amounts paid under the Company's Standards of Leadership Award Program, amounts paid under the Company's Executive Incentive Plan and amounts deferred under the Company's Executive Income Deferral Plan. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company). The benefits are subject to an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is: Mr. R. S. Larsen $3,177,140; Mr. R. N. Wilson $2,141,303; Mr. W. C. Weldon $1,207,604; Mr. J. T. Lenehan $1,380,972 and Mr. R.
J. Darretta $1,054,305. The approximate years of service for each Named Officer as of the end of the last fiscal year is: Mr. R. S. Larsen 38 years; Mr. R. N. Wilson 37 years; Mr. W. C. Weldon 30 years; Mr. J. T. Lenehan 25 years and Mr.
R. J. Darretta 34 years.

     As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefits which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors for the Company and its subsidiaries for the fiscal year 2002. Shareowner ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareowners on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

     During fiscal year 2001, PricewaterhouseCoopers not only acted as the independent auditors for the Company and its subsidiaries (work related to auditing the annual financial statements for fiscal year 2001 and reviewing the financial statements included in the Company's Forms 10-Q), but also rendered on behalf of the Company and its subsidiaries other services, including management consulting services, litigation support services, tax-related services, employee benefit services and other accounting and auditing services. The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for audit services rendered in connection with the financial statements and reports for fiscal year 2001 and for other services rendered during fiscal year 2001 on behalf of the Company and its subsidiaries, as well as all "out-of-pocket" costs incurred in connection with these services, which have been or will be billed to the Company:

Audit Fees..................................................  $ 9,000,000
Financial Information Systems Design and Implementation.....  $ 6,700,000
All Other Fees:
  Management Consulting Services............................  $14,300,000
  Other Information Systems Design and Implementation.......   12,300,000
  Tax Services..............................................    9,500,000
  Litigation Support Services...............................    8,400,000
  Employee Benefit Services.................................    2,400,000
  Other Accounting and Auditing Services....................    4,200,000
                                                              -----------
  Total All Other Fees......................................  $51,100,000

     In January 2002, in response to public concerns about the integrity of independent audits, Johnson & Johnson adopted a policy which prohibits the Company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors. The policy applies to all "Management Consulting Services," "Financial Information Systems Design and Implementation" services and "Other Information Systems Design and Implementation" services, as shown in the table above. The policy does not affect pre-existing arrangements, which can continue, but cannot be expanded in scope or renewed. It is expected that the independent auditors will continue to provide certain accounting, additional auditing and tax-related services to Johnson & Johnson and its affiliates; however the Company will continue its practice of not using its independent auditors for internal auditing services, except at a minimal level.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareowners and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareowners during the meeting.

                 SHAREOWNER PROPOSAL ON PHARMACEUTICAL PRICING

     The following shareowner proposal has been submitted to the Company for action at the meeting by 18 shareowners whose names, addresses and respective shareholdings will be supplied upon oral or written request to the Secretary of the Company. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareowner proposal. The text of the proposal is as follows:

                         "Lower Pharmaceutical Prices"

"WHEREAS:

          Tens of millions of Americans have severely limited or no practical access to needed prescription drugs because they are uninsured or underinsured;

          Johnson & Johnson has stated that it "is keenly aware of the need to broaden access to life-saving and life-enhancing pharmaceuticals;" (2001 Proxy Statement)

          Our company further states that it "will continue our practice of pricing our products responsibly... Over the past ten years... price increases for health care products... including prescription and over-the counter drugs and hospital and professional medical products, has been well below the rate of inflation;" (2001 Proxy Statement)

          Holding down the average price increases for pharmaceuticals to below the inflation rate does not, in itself, provide any relief for those for whom prescription drugs are already unaffordable;

          Johnson & Johnson is one of the world's largest pharmaceutical companies, marketing more than 100 prescription drugs; it is the sixth largest seller of prescription drugs in the US;

          Our company's pharmaceutical segment is the most profitable of its three business segments, having almost $12 billion in sales in 2000, an increase from $10.7 billion in 1999 and $8.9 billion in 1998. This segment accounted for 41% of total revenue, and had operating profit of 34.9% (accounting for 62% of total operating profit);

          In 2000, Johnson & Johnson reported selling, marketing and administration expenses as 37.2% of total sales, and research and development expenses as 10.04% of total sales; (2000 Annual Report, p. 50)

     THEREFORE BE IT RESOLVED:  Shareholders request the Board of Directors to:
1. Create and implement a policy of price reduction on the pharmaceuticals needed for Americans' most frequent illnesses. 2. Report to shareholders by September 2002 on such a policy and its implementation (withholding any competitive information, and at reasonable cost).

     SUPPORTING STATEMENT: Lower prices for some drugs could mean that more consumers could afford them. Supporters of such a strategy argue that it often leads to an increased volume in sales, which makes up for any decrease in profits resulting from the lower prices. Lowering prices is an ancient and fundamental method of creating price competition, and is used by companies to this day.

     Such efforts on the part of pharmaceutical companies could forestall federal or state regulations that might be more severe than companies or shareholders would countenance.

     We urge you to vote FOR this resolution."

          MANAGEMENT'S STATEMENT IN OPPOSITION TO SHAREOWNER PROPOSAL

     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The most effective way to ensure access to life-saving and life-enhancing pharmaceuticals is to extend insurance for prescription medicines to those who now lack adequate drug coverage. Such coverage should be market-based, provide participants with access to all FDA-approved medicines, and offer a variety of prescription drug plans.

     Johnson & Johnson strongly supports adding a prescription drug benefit to a modernized and strengthened Medicare program. Until such broad change occurs, we support a private-sector medicine-only benefit for seniors who lack an adequate drug benefit. Seniors will be best served if such coverage features subsidies for lower-income seniors, provisions that limit out-of-pocket expenses, access to all FDA-approved medicines and a choice of plans.

     Even as we work toward better prescription drug coverage, we have priced -- and will continue to price -- our products responsibly. The weighted average compound growth rate of price increases for our health care products in the U.S. has been well below the rate of inflation. These include prescription and over-the-counter medicines as well as hospital and professional medical products.

     We have also continued to help the neediest patients through our patient assistance programs, which provide free medications, and through our participation in a wide range of State programs offering prescription medicines at reduced cost to low income elderly and the disabled who do not qualify for Medicaid.

     Medicines today have become the best and most cost effective way to relieve human suffering and prevent, manage and even cure a wide range of diseases -- progress that is due largely to the very significant investments in research and development made by pharmaceutical companies. Numerous studies also underscore the value of pharmaceutical innovation for the health of people everywhere and the important promise the industry's research holds to find additional cures and treatments for the future.

     Such research is costly and, as technology advances, it is becoming even more expensive. Today it takes an average of $800 million to bring a drug to market. The Company must have the latitude to price its products based on marketplace forces in order to be able to continue to invest aggressively in research and development. A formal policy of U.S. price reductions on prescription drugs would impede research and development, inhibit the Company's ability to compete in the marketplace, and is contrary to the interests of patients, the Company and its shareowners.

     IT IS, THEREFORE, RECOMMENDED THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareowner of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                                        NOTICE OF
                                                        2002 ANNUAL
                                                        MEETING AND
                                                        PROXY
                                                        STATEMENT

                                                        [JOHNSON & JOHNSON LOGO]

                                     PROXY

                               JOHNSON & JOHNSON

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREOWNERS ON APRIL 25,2002

     The undersigned hereby appoints R.J. Darretta and R.S. Fine and each or either of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Johnson & Johnson which the undersigned is entitled to vote at the Annual Meeting of Shareowners of the Company to be held on April 25, 2002 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).


     Election of Directors. Nominees:                                            (change of address/comments)
     01. Gerard N. Burrow, 02. James G. Cullen, 03. Robert J.     -------------------------------------------------------
     Darretta, 04. M. Judah Folkman, 05. Ann D. Jordan,           -------------------------------------------------------
     06. Arnold G. Langbo, 07. James T. Lenehan, 08. Leo F.       -------------------------------------------------------
     Mullin, 09. Henry B. Schacht, 10. Maxine F. Singer,          -------------------------------------------------------
     11. John W. Snow, 12. William C. Weldon, 13. Robert N.       (if you have written in the above space, please mark
     Wilson.                                                      the corresponding box on the reverse side of this card)


If you do not plan to vote by telephone or the Internet,       ----------------
please return this proxy card promptly using the enclosed        see reverse
envelope. To vote in accordance with the Board of Directors'         side
recommendations just sign the reverse side; no boxes need      ----------------
to be marked.
--------------------------------------------------------------------------------
[UP ARROW]     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY      [UP ARROW]
                           TELEPHONE  OR THE INTERNET

                     ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/jnj.

                    JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting by telephone or the Internet), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.

[x] Please mark your
    votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors,
FOR proposal 2 and AGAINST proposal 3.
--------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR proposals 1 and 2
--------------------------------------------------------------------------------
                     FOR                 WITHHELD
1. Election of    [       ]             [       ]
   Directors
   (see reverse)

   For, except vote withheld from the following nominee(s):

                               FOR       AGAINST        ABSTAIN
2. Ratification of          [       ]   [       ]      [       ]
   appointment of
   PricewaterhouseCoopers
   as independent auditors

--------------------------------------------------------------------------------
          The Board of Directors recommends a vote AGAINST proposal 3.
--------------------------------------------------------------------------------
                                  FOR       AGAINST        ABSTAIN
3. Proposal on pharmaceutical  [       ]   [       ]      [       ]
   pricing

--------------------------------------------------------------------------------
Special   Discontinue       [       ]  Change of       [       ]
Action    Annual Report                Address
          Mailing for this             Corrections on
          Account                      Reverse Side:
                                       Mark this box

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

--------------------------------
--------------------------------
SIGNATURE(S)            DATE

--------------------------------------------------------------------------------
[UP ARROW]    DETACH HERE AND RETURN THIS PROXY IN THE ENCLOSED     [UP ARROW]
                  ENVELOPE IF YOU ARE NOT VOTING BY TELEPHONE
                                OR THE INTERNET

                       VOTE BY TELEPHONE OR THE INTERNET
                            QUICK - EASY - IMMEDIATE

Johnson & Johnson encourages you to take advantage of two cost-effective and convenient ways to vote your shares.

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON APRIL 24,2002.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:      ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE
-------------       (1-877-779-8683) FROM THE U.S. AND CANADA OR DIAL
                    201-536-8073 FROM OTHER COUNTRIES

                    You will be asked to enter the VOTER CONTROL NUMBER located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY INTERNET:   POINT YOUR BROWSER TO THE WEB ADDRESS:
----------------    http://www.eproxyvote.com/jnj

                    Click on the "PROCEED" icon - You will be asked to enter the VOTER CONTROL NUMBER located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY MAIL:       Mark, sign and date your proxy card and return it in the
------------        postage-paid envelope. If you are voting by telephone or the
                    Internet, please do not mail your proxy card.